EXHIBIT 99.1

Conference Call Transcript
INSM - Q2 2012 Insmed Inc Earnings Conference Call
Event Date/Time: August 07, 2012 / 12:30PM GMT

CORPORATE PARTICIPANTS
Brian Ritchie Insmed Incorporated - IR
Tim Whitten Insmed Incorporated - President and CEO

CONFERENCE CALL PARTICIPANTS
Chris Marai Wedbush Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2012 Insmed Incorporated earnings conference call. My name is Janeda, and I will be your operator for today. At this time, all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Mr. Brian Ritchie with FTI Consulting. Please proceed, sir.

Brian Ritchie - Insmed Incorporated - IR

Thank you, operator. Good morning, everyone. This is Brian Ritchie from FTI Consulting, and welcome to Insmed's second-quarter 2012 conference call. Insmed issued a press release this morning containing second-quarter 2012 financial results, which is posted on the Company's website.

Today we are joined by Mr. Tim Whitten, President and CEO, who will provide a business update and review the financials. Following the prepared remarks, Tim will be available for a question-and-answer session. We would ask you to please limit yourself to one question and one follow up, so we have time for as many questions as possible.

Before we proceed with the call, I would like to remind everyone that the Safe Harbor language contained in today's press release also pertains to this conference call and webcast. Please go ahead, Tim.

Tim Whitten - Insmed Incorporated - President and CEO

Thank you, Brian. Hello, everyone, and thank you for joining us on today's second-quarter 2012 conference call. The second quarter was a landmark in our history as we transformed Insmed into a phase III development company and achieved several significant milestones.

First, we made substantial progress in advancing ARIKACE in the clinic in our two priority orphan diseases. And we remain on track for achieving top-line results for CLEAR-108 and TARGET-NTM for mid-2013 and the fourth quarter of 2013, respectively.

Second, we've substantially strengthened our financial position through the $20 million loan agreement with Hercules Technology Growth Capital. And finally, we reinforced our already strong intellectual property position as a second Composition of Matter patent was issued in the US for ARIKACE and liposome aminoglycosides in general.

Following a careful and thoughtful evaluation of the ARIKACE clinical development options, we announced in May that the Company's resources would be applied towards the CLEAR-108 Phase III European and Canadian registration studies in cystic fibrosis patients who have Pseudomonas lung infections, and the TARGET-NTM Phase II trial of ARIKACE in patients with recalcitrant non-tuberculosis mycobacterial lung disease.

CLEAR-108 compares ARIKACE to Tobi, the market-leading inhaled antibiotic from Novartis for three complete, 28-day on treatment and 28-day off treatment cycles in about 300 patients. We dosed the first patient in April and remain on target to have top-line data in mid-2013. We are rapidly bringing sites online. In fact, about 65 of the 80 planned sites have been activated and are recruiting patients.

As a reminder, patients who complete CLEAR-108 are eligible to enroll in CLEAR-110, which is an open-label study in which patients receive ARIKACE every other month for up to two years to assess primarily safety and tolerability. Open label simply means physicians and patients know that the patients are receiving ARIKACE.

As previously reported, we are deferring plans to initiate CLEAR-109, the Phase III study of ARIKACE in the US for CF patients who have Pseudomonas lung infections, until the Company reviews top-line results from CLEAR-108. These results could provide additional clarity on the scope, design, and conduct of the US study. In addition, the deferral of CLEAR-109 allows us to allocate capital resources to our prioritized ARIKACE studies.

Moving on to non-TB mycobacteria, or NTM, interest from potential participants in our TARGET-NTM Phase II clinical trial for recalcitrant or resistant patients has been strong, and we are well underway with screening patients for this study. As previously announced, we dosed our first patient in TARGET-NTM in June and plan to include about 100 patients in the trial. To date, we have selected approximately 18 sites to participate in the study, and many of them are actively recruiting patients.

NTM lung infections often cause severe, chronic, debilitating, and progressive lung disease and can produce significant lung damage if not effectively treated. Unfortunately, current treatment options for these patients are sorely lacking.

NTM lung infections are a growing health problem. Based on recent market research, we estimate there are about 50,000 patients in the US with NTM lung infections, and about 40,000 of those have either non-TB mycobacteria aviumcomplex or non-TB mycobacteria abscessus, which are the two pathogens included in the TARGET-NTM study.

The prevalence of these infections is growing rapidly. A study conducted by the National Institutes of Health on the prevalence of NTM lung disease was published just this last April in the American Journal of Respiratory Critical Care Medicine. This paper, based on data from the Medicare database, showed NTM lung infections were growing at over 8% annually. If ARIKACE is shown to be effective in treating these infections, it could prove to be a substantial advancement in the treatment of this chronic, progressive, debilitating disease. We remain on track to achieve top-line results in the randomized portion of the study in the fourth quarter of 2013.

In addition to the ARIKACE clinical program, we are conducting a nine-month dog inhalation toxicity study of ARIKACE, which started in late April.

Besides the significant progress achieved in moving our ARIKACE development program forward, we recently we announced a $20 million loan agreement with Hercules Technology Growth Capital that will extend our cash runway well into 2014 and provide us with further financial stability and flexibility on the other side of our important 2013 ARIKACE-related milestones.

The first $10 million of the term loan was funded at closing and includes an initial interest-only period of 12 months that is extendable through December 31, 2013, contingent upon completion of certain ARIKACE-related development milestones. Pursuant to a loan agreement, Insmed issued Hercules a warrant to purchase 329,932 shares of Insmed common stock at an exercise price of $2.94 per share. The remaining $10 million of the term on is available at Insmed's option anytime between now and December 31, 2012. For further details, please refer to the 8-K filing.

Also, and for the support of our corporate development, we announced in the second quarter the appointment of Don Hayden as Executive Chairman. I'm excited to be working more closely with Don on overall strategic planning and corporate development for the Company. Prior to the business combination between Insmed and Transave, Don served as the Transave Executive Chairman.

Don is an extraordinarily talented executive who has deep experience in the pharmaceutical and biotech industries, which makes him uniquely suited for the Executive Chairman role. I have worked closely with Don for almost 27 years and look forward to his continued, valued counsel as we stay focused on moving Insmed and ARIKACE forward.

Lastly, as previously announced, I am disappointed that Kevin Tully, Executive Vice President Chief Financial Officer, will be leaving Insmed for family reasons. I would like to thank Kevin for his considerable contributions to Insmed in the 11 years he has spent with the Company. He was instrumental in enabling the successful combination of Insmed and Transave, as well as completing a number of other critical initiatives during his tenure.

We wish him well in all his future endeavors, and I'm pleased that he will continue with us until December 1, 2012. We have already begun our search to fill the CFO position and will further update the market when the position is filled.

In summary, the second quarter was one of significant progress for the Company and for ARIKACE. We have transformed Insmed into a Phase III development stage company; we have been rapidly moving ARIKACE forward in the clinic in two priority orphan diseases; and importantly, we further solidified both our ARIKACE intellectual property and our financial position.

With that, I will now briefly review the financials.

For the second quarter of 2012 we did not record any revenues. This compares to the $1 million recorded for the corresponding period in 2011. The reduction in revenue was due to the elimination of IPLEX expanded access program or EAP revenues following the depletion of IPLEX inventory in December 2011.

Insmed also did not record any revenue for the six months ended June 30, 2012. This compares to $2.6 million in revenues recorded in the prior-year period. The $2.6 million decrease was also due to the $2.3 million elimination of IPLEX EAP revenues, in addition to the receipt of $0.3 million in license fees for our CISPLATIN lipid complex in 2011, which also contributed to the decrease.

Net loss attributable to common stockholders for the quarter was $9.7 million or $0.39 per share as compared to $10 million or $0.40 per share recorded for the second quarter of 2011. The $0.3 million improvement in the net loss was due to a $1.5 million reduction in operating expenses, which was partially offset by a $1 million decline in IPLEX revenue and a $0.2 million reduction in investment income.

The net loss attributable to common stockholders for the six months ended June 30, 2012, was $16.5 million, or $0.67 per share compared to a net loss of $26.1 million or $1.19 per share for the first half of 2011. The $9.6 million reduction was primarily due to the $9.2 million non-cash charge for the beneficial conversion feature of the Series B conditional, convertible preferred stock incurred in the first quarter of 2011, which is detailed in the press release and has been explained in full on our last several earnings calls.

Additionally, a reduction in operating expenses of $3.2 million was partially offset by revenue reduction of $2.6 million and a decline in investment income of $0.3 million.

R&D expenses decreased to $7.5 million in the second quarter of 2012, from $8.7 million in the year-ago period. The $1.2 million decrease is attributable primarily to a reduction of $2.9 million in development costs associated with initiating two ARIKACE-related clinical trials as compared to the same period in 2011, when three trials were being planned.

This includes the one-time start-up costs for each of these three trials in 2011, which were not duplicated in 2012. This reduction was partially offset by an increase of $1.8 million in manufacturing costs as a result of beginning the nine-month dog inhalation toxicity study and a buildup of clinical trial material for the ongoing ARIKACE CLEAR-108 and TARGET-NTM clinical studies.

For the six months ended June 30, 2012, R&D expenses decreased to $12 million from $14.5 million for the six months ended June 30, 2011. This decrease is, again, attributable primarily to a reduction of $3.5 million in development costs associated with initiating two ARIKACE-related clinical trials as compared to the same period in 2011, when three trials were being planned. This was also offset by an increase of $1.1 million in manufacturing costs associated with initiating the dog tox study and building clinical supply for our ongoing CLEAR-108 and TARGET-NTM studies.

G&A expenses at $2.5 million for the three months ended June 30, 2012, were $0.2 million lower than the $2.7 million for the same quarter in 2011, due mainly to reduction in external finance and legal fees.

In the six months ended June 30, 2012, G&A expenses decreased to $5.2 million from $6 million in the prior-year period. The $0.8 million decrease was due largely to lower finance, legal, and consulting fees related to post-Transave merger matters and the March 2011 reverse stock split transaction.

Moving to investment income, this decreased to $0.7 million for the first half of 2012 compared to $1 million for the same period last year as a result of the lower average cash and short-term investments balance during the first six months of 2012 as compared to the corresponding period in 2011.

As of June 30, 2012, Insmed had total cash on hand of $75.2 million, consisting of $73.1 million in cash and short-term investments and $2.1 million in a Certificate of Deposit, as compared to $78.4 million of cash on hand as of December 31, 2011. The $3.2 million decrease in total cash was due primarily to funding operations, primarily R&D activities, totaling $12.9 million. This is primarily offset by the net $9.7 million in debt funding received from Hercules after deduction of fees.

With this additional net $9.7 million funding now on our balance sheet plus the remaining $10 million of the term loan from Hercules available to us at our discretion anytime between now and year end, and based on our current ARIKACE-related development commitments, we now expect that we will end the fiscal 2012 year with a cash position of $60 million to $64 million. This forecasted cash position will take us comfortably through a number of key value inflection points, including the availability of top-line data for CLEAR-108 and top-line data for the randomized portion of TARGET-NTM. And as I said earlier, we are projecting our cash runway will extend well into 2014.

With that, I would like to pass the call back over to the operator for Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Chris Marai, Wedbush Securities.

Chris Marai - Wedbush Securities - Analyst

So just a quick update -- with respect to the ARIKACE study in NTM, it sounds like you're getting a lot of interest from investigators, and enrollment is quite quick. Is that still on track for full enrollment in Q1 2013?

Tim Whitten - Insmed Incorporated - President and CEO

Yes, Chris. Yes, we are on track to achieve top-line results from the randomized portion of that study in the fourth quarter of 2013. So you can pretty much calculate how long it will take us to enroll that trial by just backing it up by about seven or eight months. And that would be when we would project that we would complete enrollment in that trial.

And yes, there is a lot of interest from physicians as well as patients in participating in the trial. We're the only game in town, so to speak, and we're really excited about it, and believe that if we can show benefit in this patient population, and we can really become the leader for treating this disease, which is growing 8% a year.

Chris Marai - Wedbush Securities - Analyst

Okay, great. And then also I see the enrollment criteria is pretty open to -- in terms of age of enrollee, 18 to 75. Is there any indication from the sites about the average age, or the targeted age, or a common age of patients that might be enrolled in the trial?

Tim Whitten - Insmed Incorporated - President and CEO

So the short answer to that is we don't have any information on that so far. But based on the patient population, our expectation would be that the vast majority of patients in that trial would be in their 50s, 60s, and 70s. But it's too early to know -- have any demographics on the patients.

Chris Marai - Wedbush Securities - Analyst

Okay, great. That makes sense. And then just one quick follow-up, then. Additionally, is there any indication from your discussions with the FDA that this could be a potential registrational trial, just given the unmet medical need in NTM? I know initially it was Phase III, and then you had the clinical hold and all that. But have you updated any discussions with the FDA, or is that potentially your plan? Thanks.

Tim Whitten - Insmed Incorporated - President and CEO

Sure. So the plan with our NTM study is when we get the results of the trial in the fourth quarter of 2013, and then follow-on three-month results from the extension to that trial, then we will go to the FDA and have our customary end of Phase II meeting. And we'll talk with them at that point about what the potential next steps are. Chris, I appreciate the questions.

Chris Marai - Wedbush Securities - Analyst

Thank you. Very helpful.

Operator

[Chada Russo], ThinkEquity.

Unidentified Participant

Just a quick question for you. In terms of possible pricing strategy, is there a range that you are looking at, or is there like a benchmark example out there that you could give us for a sort of guidance on pricing?

Tim Whitten - Insmed Incorporated - President and CEO

Sure. It's a little early for us in terms of coming up with a definitive price or even a very tight range. If you look in cystic fibrosis patients who have Pseudomonas lung infections that are treated with inhaled antibiotics, the pricing for the Tobis and the Caystons of the world are in that kind of $4000 to $5000 range. And if we potentially at some point get an indication within -- you know, there's inhaled antibiotics for treating those patients, you would expect that we would be competitive in our pricing.

We view NTM differently. While we don't have exact pricing, and it's way too early, we think the price point in NTM is potentially significantly higher for those patients than it is in CF.

Unidentified Participant

Okay. And obviously, you talked about the Hercules $10 million. Could you just comment on your intentions for the remaining $10 million?

Tim Whitten - Insmed Incorporated - President and CEO

Sure. I think it's almost -- it's very, very likely that we're going to take down the additional $10 million between now and the end of the year. And we'll likely take it down at the very end of the year. The way the agreement reads is that we have the opportunity to take $10 million between now and December 31, 2012. And we would likely do that at the last possible time, but I'm pretty confident we're going to take it down.

Unidentified Participant

Okay, great. Thank you so much.

Tim Whitten - Insmed Incorporated - President and CEO

Okay, thank you.

Operator

(Operator Instructions).

Tim Whitten - Insmed Incorporated - President and CEO

So it sounds like there are no other questions. So thank you, operator, and thanks to everyone for joining us today. We appreciate your interest and support of Insmed and look forward to providing you with future updates. Enjoy the rest of your day. Thank you.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.